Exhibit 10.2

AMENDMENT

to

EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is dated as of July 1, 2006, and is made by and between Joseph M. Molina, M.D. (the “Executive), and Molina Healthcare, Inc., a Delaware corporation (the “Company”).

WHEREAS, the parties have previously entered into an Employment Agreement dated as of January 2, 2002 (the “Agreement”);

WHEREAS, the parties wish to amend and supersede certain provisions of the Agreement;

NOW, THEREFORE, the Executive and the Company agree as follows:

1. Terms used in this Amendment, unless otherwise defined herein, are used as defined in the Agreement.

2. Section 3 of the Agreement is hereby amended to read in its entirety as follows:

(a) BASE SALARY. Executive’s Base Salary shall be at a rate of not less than $775,000 on an annual basis (“Executive’s Base Salary”), commencing as of March 20, 2006, and paid in accordance with the Company’s regular payroll practices. The Company’s Compensation Committee shall review at least annually Executive’s Base Salary for possible increase and may, in its sole discretion and in accordance with applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange, periodically adjust Executive’s Base Salary.

(b) BONUS. For the Company’s fiscal year 2006, Executive shall be eligible to earn discrete performance bonuses under the Company’s 2005 Incentive Compensation Plan upon the separate and independent satisfaction of the following objective performance benchmarks previously established by the Company’s Compensation Committee:

(i) a bonus in the amount of $193,750 if the Company achieves earnings per fully diluted share of at least $1.94;

(ii) a bonus in the amount of $193,750 if the Company achieves a return on equity of at least fourteen percent (14%); and

(iii) a bonus in the amount of $193,750 if the Company achieves gross premium revenues of at least $1,832,000,000.

In order to receive any of the three specified bonus amounts, the Compensation Committee of the Board of Directors must first certify in accordance with the 2005 Incentive Compensation Plan and the applicable rules and regulations of the Internal Revenue Code that the relevant objective performance benchmark has been achieved.

(iv) In addition to the above-identified bonus amounts under the 2005 Incentive Compensation Plan, the Executive shall also be eligible to receive a separate, general bonus amount of up to $193,750 in the sole discretion of the Compensation Committee.

3. Section 4(e)(ii) of the Agreement, the original inclusion of which in the Agreement is acknowledged by the parties to have been a typographical error and which provision ab initio is without force or effect, is deleted in its entirety.

4. The Addendum to the Agreement is deleted in its entirety and shall be without force or effect.

5. Except as provided herein, the Agreement remains in full force and effect without amendment. References in the Agreement to the Agreement mean the Agreement as amended by this Amendment.

[signature page follows]

6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Employee have caused this Amendment to be signed as of the date that appears in its first paragraph.

MOLINA HEALTHCARE, INC.

/s/ John P. Szabo, Jr.
By:	John P. Szabo, Jr.
Title:	Director, Chairman of Compensation Committee

EMPLOYEE

/s/ Joseph M. Molina
By:	Joseph M. Molina, M.D.

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